Exhibit 99.B(d)(5)(vi)

REAL ESTATE

June 26, 2009

Kate Nichols

Counsel

ING Americas, US Legal Services

7337 E. Doubletree Ranch Road

Scottsdale, Arizona 85258

VIA ELECTRONIC MAIL

Dear Kate:

We are writing to advise you that our firm, ING Clarion Real Estate Securities, L.P., was converted to a limited liability company, ING Clarion Real Estate Securities, LLC, effective as of 1 May 2009.

There is no change of control associated with the conversion. ING Clarion Real Estate Securities remains a wholly-owned subsidiary of ING Groep, N.V., and there has been no change whatsoever to our ownership or management structure. The conversion is not a merger or business separation, and is not the result of any merger, business separation or other restructuring within ING.

The firm’s business remains unchanged, and there has also been no change to the firm’s management or personnel – including, in particular, the investment team. The roles and responsibilities of the firm’s management and other personnel, including its investment team, remain unchanged.

Our offices remain located at 201 King of Prussia Road, Suite 600; Radnor, Pennsylvania 19087; USA. If you have any questions, do not hesitate to contact me at +1 (610) 995-8935.

Very truly yours,

/s/ William E. Zitelli
William E. Zitelli
General Counsel, Chief Compliance Officer

ING CLARION REAL ESTATE SECURITIES

201 King of Prussia Road, Suite 600, Radnor, PA 19087

T 610.995.2500 F 610.964.0410

E name.surname@ingclarion.com

www.ingclarion.com